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                                                                   Exhibit 10.12

                    [LETTERHEAD OF ATRIX INTERNATIONAL INC.]

April 20, 1998


Dean Gerber
905 Rushmore Drive
Burnsville, Minn.  55306

Dear Dean:

This letter sets forth the agreement of Atrix International, Inc. (the "Company") to pay severance benefits to you under the circumstances set forth in this letter.

If your employment as the Company's Vice President and Chief Financial Officer, with the Company or any successor entity is terminated by the Company or any successor for any reason other than death or "cause" as defined in the Company's 1994 Stock Option Plan (the "Plan"), within one (1) year after a "change in control," as defined in the Plan, or (b) you terminate your employment with the Company or any successor for "Good Reason" as defined below, within one (1) year after such change in control, then in either such case the Company or any successor shall be obligated to make severance payments to you in an amount equal to two-thirds (2/3) of your then current annual base salary, payable over a twelve month period following such termination, in accordance with the Company's standard payroll practices.

The Company's obligation to make severance payments pursuant to this letter shall be effective with respect to any such change in control that occurs on or before June 30, 1999. The Company shall have no obligation to make any severance payment under this letter with respect to any such change in control that occurs after June 30, 1999.

For purposes of this letter, "Good Reason" means (a) a change in your status, position(s), duties or responsibilities as Vice President and Chief Financial Officer of the Company as currently in effect which, in your reasonable judgement, is adverse (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned); provided, however, that Good Reason does not include a change in your status, position(s), duties or responsibilities caused by an insubstantial and inadvertent action that is remedied by the Company promptly after receipt of notice of such change is given by you; or (b) a reduction by the Company in your base salary.

Very truly yours,

/s/ STEVEN D. RIEDEL

Steven D. Riedel
President and Chief Executive Officer